Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF

PIVOTAL SOFTWARE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Pivotal Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.                                    The name of the Corporation is Pivotal Software, Inc. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 1, 2013 (the “Original Certificate of Incorporation”). The name under which the Corporation filed the Original Certificate of Incorporation was “GoPivotal, Inc.”

B.                                    This Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C.                                    The text of the Certificate of Incorporation as amended and restated shall read in full as follows:

ARTICLE I

NAME

The name of the corporation is Pivotal Software, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 4.1                                    Authorized Stock. The Corporation shall be authorized to issue 5,000,000,000 shares of capital stock, of which (a) 4,000,000,000 shares shall be shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (b) 500,000,000 shares shall be shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock,” the Class A Common Stock and the Class B Common Stock being collectively referred to herein as “Common Stock”), and (c) 500,000,000 shares shall be shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding; provided, however, that, except as set forth in Section 4.3(j), nothing contained in this Certificate of Incorporation (as amended and/or restated from time to time, this “Certificate of Incorporation”) shall be construed to preclude the Corporation from satisfying its obligations in respect of an exchange for, or conversion to, shares of Common Stock by delivery of shares of such applicable Common Stock which are held in the treasury of the Corporation. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any of the Class A Common Stock, the Class B Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, as the case may be, then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation, voting as a single class, representing a majority of the Total Voting Power, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Class A Common Stock, the Class B Common Stock or the Preferred Stock, voting separately as a class, shall be required therefor. Capitalized terms used in this Certificate of Incorporation without definition shall have the meanings assigned thereto in Article XIII.

Section 4.2                                    Common Stock. The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Class A Common Stock and Class B Common Stock are as follows:

(a)                                 Ranking. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Class A Common Stock and the Class B Common Stock shall be identical in all respects, except as otherwise required by law or expressly provided in this Certificate of Incorporation. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of Preferred Stock of any series.

(b)                                 Voting Rights.

(i)                                     Voting Generally. Except as otherwise required by law or provided in this Certificate of Incorporation (including, without limitation, Section 4.2(b)(ii), Section 4.2(e), Section 4.3(d), Article VI and Article VII), each share of Class A Common Stock shall be entitled to one (1) vote and each share of Class B Common Stock shall be entitled to ten (10) votes, and the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation and their votes shall be counted and totaled together.

(ii)                                  Special Voting Rights. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, (A) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting as a separate class, amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Incorporation to alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely and (B) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting as a separate class, amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Incorporation to alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other outstanding classes or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL.

(c)                                  Dividends; Changes in Common Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution be declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in shares of Class B Common Stock, as the case may be, or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock or shares of Class B Common Stock, such dividends shall be declared at the same rate on both classes of Common Stock and the dividends payable in shares of Class A

Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class A Common Stock, the then-outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the then-outstanding shares of Class B Common Stock, the then-outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be. In no event shall any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any Common Stock unless contemporaneously therewith the shares of Class A Common Stock and Class B Common Stock, at the time outstanding, are treated in the same proportion and the same manner.

(d)                                 Liquidation. Subject to the rights of the holders of any series of Preferred Stock and without limiting the generality of Section 4.2(a), shares of Class A Common Stock and Class B Common Stock shall rank pari passu with each other as to any distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section 4.2(d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or persons (which shall be subject to Section 4.2(e)) or any sale, lease, exchange or conveyance of all or a part of the Corporation’s assets.

(e)                                  Reorganization, Consolidation, Share Exchange or Merger. Subject to the rights of the holders of any series of Preferred Stock, in the event of any reorganization, consolidation, share exchange or merger of the Corporation with or into any other person or persons in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of capital stock or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of capital stock and other securities and property (including cash), other than a difference in kind or amount of capital stock and other securities received that is limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock in effect prior to any such transaction, unless the different treatment of the shares of each such class of Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote thereon and a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. In the event that the holders of shares of Class A Common Stock or shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in respect of any such transaction, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock, as the case may be, are granted substantially identical election rights.

Section 4.3                                    Conversion of Class B Common Stock.

(a)                                 Prior to the date of a Distribution, each outstanding share of Class B Common Stock, if any, shall be convertible, at the option of the holder thereof, into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation or the transfer agent for the Common Stock (the “Transfer Agent”) of the certificate or certificates, if any (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), representing the shares of Class B Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, and delivery of a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, if any, into an equal number of shares of Class A Common Stock and requesting that the Corporation or the Transfer Agent issue all of such shares of Class A Common Stock to the Person or Persons named in such notice. If required by the Corporation or the Transfer Agent, such notice shall be accompanied by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to this Section 4.3(a). To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at 5:00 p.m. Eastern Time on the date of delivery of the items set forth above or such other time on such date as may be specified by the holder. The issuance of certificates, if any, for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(b)                                 Prior to the date of a Distribution, each outstanding share of Class B Common Stock shall be automatically converted into one (1) fully paid and non-assessable share of Class A Common Stock upon any Transfer of such share of Class B Common Stock if, after such Transfer, such share of Class B Common Stock is not beneficially owned by a Dell Technologies Entity.

(c)                                  Prior to the date of a Distribution, each share of Class B Common Stock shall at such time as the number of shares of Class B Common Stock beneficially owned by the Dell Technologies Entities ceases to represent in the aggregate at least 10% of the then-outstanding shares of Common Stock, without any action on the part of the holders of shares of Class B Common Stock, automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock. The holders of shares of Class B Common Stock so converted shall surrender any certificates formerly representing such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) at the office of the Corporation or any Transfer Agent, as applicable; provided, however, that the conversion shall not be conditioned upon the surrender of any such certificate (or lost certificate affidavit and agreement) and the failure to do so shall not affect the validity of the automatic conversion of the shares of Class B Common Stock.

(d)                                 Notwithstanding Section 4.3(a), Section 4.3(b) or Section 4.3(c), if any Dell Technologies Entity Transfers all or any portion of the Class B Common Stock to Dell Technologies stockholders or other security holders in a Distribution, the Transferred shares of Class B Common Stock shall not be converted into Class A Common Stock as a result of such Distribution and shall no longer be convertible into Class A Common Stock whether automatically, at the election of the holder of the Class B Common Stock or otherwise except as set forth in this Section 4.3(d). For the purposes of this Section 4.3(d), a Distribution shall be deemed to have occurred at the time shares of Class B Common Stock are first Transferred to stockholders or security holders of Dell Technologies following receipt of a certificate described in Section 4.3(h)(2). Following a Distribution, the Corporation may submit for stockholder approval, subject to the conditions set forth in this Section 4.3(d), a proposal to convert all outstanding shares of Class B Common Stock into shares of Class A Common Stock; provided, however, that the Board of Directors has previously received an opinion of counsel and/or a favorable private letter ruling from the Internal Revenue Service, in each case satisfactory to Dell Technologies in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the intended tax treatment of the Distribution (and in determining whether an opinion or ruling is satisfactory, Dell Technologies may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for such opinion or ruling, and Dell Technologies may determine that no opinion or ruling would be acceptable to Dell Technologies), to the effect that such conversion will not affect the intended tax treatment of the Distribution. If the Board of Directors shall have received such an opinion or ruling, approval of such conversion may be submitted to a vote of the holders of the Common Stock. Approval of such conversion shall require the affirmative vote of the holders of a majority of the votes cast by the holders of the Class A Common Stock, voting as a separate class, and the affirmative vote of the holders of a majority of the votes cast by the holders of the Class B Common Stock, voting as a separate class, unless the Board of Directors (1) has determined that approval of such conversion by the affirmative vote of a majority of the votes cast by the holders of the Class A Common Stock and the holders of the Class B Common Stock, voting together as a single class, would not affect the intended tax treatment of the Distribution, subject to the receipt by the Board of Directors of an opinion of counsel or a favorable private letter ruling from the Internal Revenue Service regarding such intended tax treatment of the Distribution, and (2) shall have received the prior written consent thereto from Dell Technologies, in its sole and absolute discretion, which shall be exercised in good faith solely to preserve the intended tax treatment of the Distribution, in which case neither class of Common Stock shall be entitled to a separate class vote and approval of such conversion shall require the affirmative vote of the holders of a majority of the votes cast by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class. Such conversion shall be effective at 5:00 p.m. Eastern Time on the date on which such approval is given at a meeting of stockholders called for such purpose. In the event of any Distribution, any outstanding shares of Class B Common Stock that are not distributed in such Distribution shall be automatically converted into an equal number of fully paid and non-assessable shares of Class A Common Stock in accordance with the terms of this Certificate of Incorporation upon such Distribution.

(e)                                  The Corporation shall provide notice of (1) any automatic conversion of outstanding shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 4.3(b) to holders of record of such shares of Class A Common Stock as soon as reasonably practicable following such conversion and (2) any automatic conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 4.3(c) or Section 4.3(d) to all holders of record of such shares of Class B Common Stock as soon as reasonably practicable following such conversion; provided, however, that in the event of a conversion referred to in clause (2), the Corporation may satisfy such notice requirement by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock into shares of Class A Common Stock.

(f)                                   Immediately upon conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Section 4.3, the rights of holders of such shares of Class B Common Stock as such shall cease, and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issued upon such conversion; provided, however, that if the date on which any share of Class B Common Stock is converted into a share of Class A Common Stock is after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend and prior to the date on which such dividend is to be paid to such holders, the holder of the share of Class A Common Stock issued upon such conversion will be entitled to receive such dividend on such payment date, provided further that to the extent that such dividend is payable in shares of Class B Common Stock, no such shares of Class B Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock, if issued, would have been converted on such payment date.

(g)                                  Prior to a Distribution of any shares of Class B Common Stock, (1) holders of shares of Class B Common Stock may Transfer any or all of such shares held by them on the stock ledger of the Corporation only in connection with a Transfer that meets the requirements of Section 4.3(h) and (2) no Person other than Persons in whose names such shares of Class B Common Stock become registered on the stock ledger of the Corporation, or Transferees or successive Transferees who receive such shares of Class B Common Stock in connection with a Transfer that meets the requirements of Section 4.3(h), shall have the status of a record owner or holder of such shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for such Person’s own benefit the special rights and powers of a holder of such shares of Class B Common Stock.

(h)                                 Prior to a Distribution of any shares of Class B Common Stock, shares of Class B Common Stock shall be Transferred on the stock ledger of the Corporation upon presentation at the office of the Secretary of the Corporation or the Transfer Agent (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate of the record holder thereof or its designee stating either that (1) such Transfer is to any Dell Technologies Entity or (2) such Transfer is to the stockholders or security holders of Dell Technologies in connection with a Distribution.

(i)                                     Prior to a Distribution of any shares of Class B Common Stock, every certificate, if any, representing such shares of Class B Common Stock shall bear a legend on its face substantially to the following effect:

“THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN SECTION 4.3 OF THE CERTIFICATE OF INCORPORATION OF PIVOTAL SOFTWARE, INC., AS IT MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH SECTION 4.3 IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK. UPON A TRANSFER OF ANY SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN SUCH SECTION 4.3, EACH SUCH TRANSFERRED SHARE OF CLASS B COMMON STOCK WILL AUTOMATICALLY CONVERT INTO ONE (1) FULLY PAID AND NON-ASSESSABLE SHARE OF CLASS A COMMON STOCK. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING SUCH CERTIFICATE, ACCEPTS AND AGREES TO ALL OF THE FOREGOING.”

Prior to the date of a Distribution, if any shares of Class B Common Stock are uncertificated, the restrictions on Transfer and ownership set forth in Section 4.3 shall be contained in the notice or notices given pursuant to the applicable provisions of the DGCL.

(j)                                    The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted pursuant to this Certificate of Incorporation or otherwise acquired by the Corporation in any manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

Section 4.4                                    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval (except as may otherwise be required by Article VI or provided by the terms of any series of Preferred Stock then outstanding), by filing a certificate pursuant to the applicable law of the State of Delaware (a “Certificate of Designation”) setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a)                                 the designation of such series, which may be by distinguishing number, letter or title;

(b)                                 the number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in the Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)                                  the amounts or rates at which dividends, if any, will be payable on shares of such series, the preferences, if any, of shares of such series in respect of dividends, and whether such dividends shall be cumulative or noncumulative;

(d)                                 the dates on which dividends, if any, shall be payable;

(e)                                  the redemption rights and price or prices, if any, for shares of such series;

(f)                                   the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of such series;

(g)                                  the amounts payable on, and the preferences, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)                                 whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation or other person, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)                                     restrictions on the issuance of shares of the same series or any other series;

(j)                                    the voting rights, if any, of the holders of shares of such series generally or upon specified events; and

(k)                                 any other powers, preferences and relative, participating, optional or other special rights of shares of such series, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such class or series.

Without limiting the generality of the foregoing, the resolution or resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law.

Any shares of any series of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any Certificate of Designation for such series of Preferred Stock.

Section 4.5                                    Provisions Applicable to Common Stock and Preferred Stock.

(a)                                 No Preemptive Rights. No stockholder shall be entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of Stock of any class or series of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for Stock of the Corporation solely by virtue of holding such shares.

(b)                                 No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.

ARTICLE V

RELATED ACTIVITIES AND CORPORATE OPPORTUNITIES

Section 5.1                                    Generally. This Article V anticipates the possibility that (1) one or more Specified Entities, individually or together, may be, directly or indirectly, a controlling, majority or significant stockholder of the Corporation, (2) certain Specified Entity Officials also may serve as Corporation Officials, (3) the Corporation Affiliates, on the one hand, and the Specified Entities, on the other hand, may, from time to time, (a) engage in the same, similar or related activities or lines of business or other business activities that overlap or compete with those of the other and (b) have an interest in the same areas of corporate opportunities, and (4) benefits may be derived by the Corporation Affiliates through their contractual, corporate and business relations with the Specified Entities. The provisions of this Article V shall, to the fullest extent permitted by law, define the conduct of certain affairs of the Corporation Affiliates and the Corporation Officials as they may involve the Specified Entities, and the powers, rights, duties and liabilities of the Corporation Affiliates and the Corporation Officials in connection therewith. Notwithstanding anything in this Article V to the contrary, as between EMC and VMware, VMware’s rights under this Article V remain subject to Article V of VMware’s Amended and Restated Certificate of Incorporation (or any successor provisions).

Section 5.2                                    Contracts. The Corporation from time to time may enter into and perform, and cause or permit any Corporation Affiliate to enter into and perform, one or more agreements (or amendments or modifications to pre-existing agreements) with any one or more of the Specified Entities pursuant to which any one or more of the Corporation Affiliates, on the one hand, and any one or more of the Specified Entities, on the other hand, agree to engage in transactions of any kind or nature, or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other (or with any one or more other Specified Entities or Corporation Affiliates, respectively), including to allocate and to cause Corporation Officials and Specified Entity Officials (including any person who is both a Corporation Official and a Specified Entity Official) to allocate or refer opportunities between such Corporation Affiliates and one or more Specified Entities. To the fullest extent permitted by law, neither any such agreement, nor the performance thereof by any Corporation Affiliate or Specified Entity, shall be considered contrary to (1) any fiduciary duty that any Specified Entity may owe to any Corporation Affiliate or its stockholders by reason of any Specified Entity being, directly or indirectly, a controlling, majority or significant stockholder of any such Corporation Affiliate or participant in the control of any such Corporation Affiliate or (2) any fiduciary duty that any Corporation Official who is also a Specified Entity Official may owe to any Corporation Affiliate or its stockholders. To the fullest extent permitted by law, no Specified Entity, by reason of being, directly or indirectly, a controlling, majority or significant stockholder of any Corporation Affiliate or participant in the control of any Corporation Affiliate, shall have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no Corporation Official who is also a Specified Entity Official shall have or be under any fiduciary duty to any Corporation Affiliate or its stockholders to refrain from acting on behalf of any Corporation Affiliate or any Specified Entity in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Section 5.3                                    Duties of Specified Entities. Except as otherwise agreed in writing between the Corporation, on the one hand, and a Specified Entity on the other hand, the Specified Entities shall, to the fullest extent permitted by law, have no duty to refrain from (1) engaging in the same or similar activities or lines of business as any Corporation Affiliate, (2) doing business with any client, customer or vendor of any Corporation Affiliate or (3) employing, or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Affiliate. To the fullest extent permitted by law, no Specified Entity shall be deemed to have breached its fiduciary duties, if any, to any Corporation Affiliate or its stockholders solely by reason of engaging in any activity described in clauses (1) through (3) of the immediately preceding sentence. If any Specified Entity is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Affiliate, the Corporation, on behalf of itself and each Corporation Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Affiliate unless such corporate opportunity is subject to Section 5.4(c). In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in accordance with the immediately preceding sentence, the Specified Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Affiliate or its stockholders for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Affiliate by reason of the fact that any one or more of the Specified Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another Person, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

Section 5.4                                    Officials.

(a)                                 If a Corporation Official who is also a Specified Entity Official is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Affiliate, the Corporation, on behalf of itself and each

Corporation Affiliate, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any such Corporation Affiliate unless such corporate opportunity is subject to Section 5.4(c).

(b)                                 If a Corporation Official who is also a Specified Entity Official is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Affiliate in any manner, except as provided in Section 5.4(c), such Corporation Official shall have no duty to communicate or present such potential transaction or business opportunity to the Corporation or any Corporation Affiliate and shall, to the fullest extent permitted by law, not be liable to any Corporation Affiliate or its stockholders for breach of any fiduciary duty as a Corporation Official, including, without limitation, by reason of the fact that any one or more of the Specified Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another Person, or otherwise does not communicate information regarding such potential transaction or business opportunity to the Corporation or any Corporation Affiliate.

(c)                                  Notwithstanding anything to the contrary in this Article V the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is expressly offered to any Corporation Official in writing solely in his or her capacity as a Corporation Official.

Section 5.5                                    Amendments. No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any Specified Entity or any Corporation Official for or with respect to any corporate opportunity that such Specified Entity or such Corporation Official was offered, or of which such Specified Entity or such Corporation Official acquired knowledge, prior to such amendment or repeal.

Section 5.6                                    Scope. In addition to, and notwithstanding the foregoing provisions of this Article V, a potential transaction or business opportunity (1) that the Corporation Affiliates are not financially able, contractually permitted or legally able to undertake or (2) that is, from its nature, not in the line of the business of the Corporation Affiliates, is of no practical advantage to any Corporation Affiliate or is one in which no Corporation Affiliate has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation or any other Corporation Affiliate, and the Corporation, on behalf of itself and each other Corporation Affiliate, to the fullest extent permitted by law, hereby renounces any interest or expectancy therein or being offered an opportunity to participate therein.

Section 5.7                                    Notice. Any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

Section 5.8                                    Termination. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the provisions of Article V shall automatically terminate, expire and have no further force and effect with respect to a Specified Entity and any of its Specified Entity Officials from and after the later of (1) the date that such Specified Entity, together with such Specified Entity’s Affiliates, ceases to beneficially own in the aggregate shares of capital stock of the Corporation representing at least 10% of the Total Voting Power and (2) the date upon which no Corporation Official is a Specified Entity Official; provided, however, that such automatic termination, expiration and failure to have further force and effect shall not apply to or have any effect on the liability or alleged liability of any Specified Entity, Specified Entity Official or Corporation Official for or with respect to any corporate opportunity that such Specified Entity, Specified Entity Official or Corporation Official was offered, or of which such Specified Entity, Specified Entity Official or Corporation Official acquired knowledge, prior to such automatic termination, expiration and failure to have further force and effect.

ARTICLE VI

CONSENT OF HOLDERS OF CLASS B COMMON STOCK

Section 6.1                                    Consent of Holders of Class B Common Stock

(a)                                 In addition to any other vote required by law or by this Certificate of Incorporation, until the earlier of (1) the first date on which the Dell Technologies Entities cease to beneficially own in the aggregate shares of capital stock of the Corporation representing at least 30% of the Total Voting Power and (2) such time as no shares of Class B Common Stock are outstanding, the prior affirmative vote (including by written consent) of the holders of a majority of the outstanding shares of the Class B Common Stock, voting as a separate class, shall be required to authorize the Corporation to, or to authorize or permit any Subsidiary of the Corporation to:

(i)                                     adopt or implement any stockholder rights plan or similar takeover defense measure;

(ii)                                  enter into any (A) Sale Transaction or (B) sales, transfers or licenses of any Subsidiary, division, operation, business, line of business or intellectual property (other than intellectual property licensing in the ordinary course of business) or patent portfolio (whether by merger, amalgamation, stock sale, asset sale, reorganization, consolidation, share exchange, business combination or otherwise), in each case, held by or of the Corporation or its Subsidiaries to any Person other than the Corporation or one or more Wholly-Owned Subsidiaries for aggregate consideration in all such transactions in excess of $100,000,000 in any calendar-year period;

(iii)                               directly or indirectly acquire Stock, Stock Equivalents or assets (including, without limitation, any business or operating unit) of any Person (other than the Corporation or its Subsidiaries), other than capital assets, in each case in a single transaction, or series of related transactions, involving consideration (whether in cash, securities, assets or otherwise, and including Indebtedness assumed by the Corporation or any of its Subsidiaries and Indebtedness of any entity so acquired) paid or delivered by the Corporation and its Subsidiaries in excess of $250,000,000; provided, however, this

Section 6.1(a)(iii) shall not apply and shall not require the prior affirmative vote of the holders of Class B Common Stock hereunder in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business or transactions to which the Corporation or one or more Wholly-Owned Subsidiaries are the only parties;

(iv)                              issue any Stock or any Stock Equivalents, except (A) the issuance of shares of Stock of a Wholly-Owned Subsidiary to the Corporation or another Wholly-Owned Subsidiary, (B) the issuance of Stock upon the conversion, exchange or exercise of any outstanding Stock Equivalents or (C) the issuance of shares of Class A Common Stock, options to purchase Class A common stock or any other stock option, stock appreciation right, restricted stock unit, restricted stock or other equity award or other right to purchase or that is settled in Class A Common Stock (each, an “Equity Award”), in each case for this clause (C) pursuant to a benefit or compensation plan, including an employee equity or pension plan approved pursuant to Section 6.1(a)(xi), or a dividend reinvestment plan approved by the Board of Directors (provided, however, that notwithstanding this clause (C), the prior affirmative vote of the holders of a majority of the outstanding shares of the Class B common stock hereunder, voting as a separate class, shall be required to authorize the aggregate amount of Equity Awards to be granted in any fiscal year);

(v)                                 dissolve, liquidate or wind up the Corporation;

(vi)                              declare dividends on any class or series of Corporation capital stock, other than dividends payable solely to the Corporation or to a Wholly-Owned Subsidiary;

(vii)                           enter into any arrangement or agreement with any Person which the Board of Directors determines to be on terms exclusionary to any member of the Dell Technologies Group or that are exclusive to such Person, where such Person is offering or proposes to offer products or services that are substantially equivalent to products and services offered by any member of the Dell Technologies Group;

(viii)                        approve, enter into, or adopt, any amendment, modification, repeal or restatement of any Organizational Document of the Corporation or any Subsidiary of the Corporation, whether directly or indirectly, or by merger, consolidation or otherwise, other than any of the foregoing to (A) increase the authorized number of shares of any class of Stock in connection with an issuance thereof approved pursuant to Section 6.1(a)(iv), and/or (B) any amendment, modification, repeal or restatement that is ministerial or administrative in nature and does not otherwise adversely affect any holder of shares of the Class B Common Stock;

(ix)                              (A) acquire any Person, business, line of business or intellectual property portfolio (other than ordinary course intellectual property licensing) (whether by merger, amalgamation, stock purchase, asset purchase, reorganization, consolidation, share exchange, business combination or otherwise), or any investment in any securities or Indebtedness of any Person (other than any then-existing Wholly-Owned Subsidiary and other than cash and cash equivalents and other than liquid investments in connection with ordinary course cash management and pension plan asset investment and similar arrangements), including any joint venture or non-Wholly-Owned Subsidiary, for aggregate consideration payable by the Corporation or any of its Subsidiaries in all such transactions in excess of $250,000,000 in any calendar-year period, and/or (B) other than in connection with a transaction permitted by clause (A) of this Section 6.1(a)(ix), create, incorporate or form any non-Wholly-Owned Subsidiary, other than non-U.S. Subsidiaries only to the extent legally required, in jurisdictions which legally require de minimis ownership of equity securities by residents, natural persons or non-Affiliates;

(x)                                 (A) incur, assume or guarantee any Indebtedness, including for this purpose any receivables, warehouse, securitization or other facility or off-balance sheet financing, in excess of $200,000,000 in the aggregate for all such Indebtedness, including any such financing, other than (x) Indebtedness incurred for liquidity or global cash management purposes in the ordinary course of business, the repayment term of which does not exceed twelve (12) months and (y) ordinary course security deposits and customer or supplier arrangements (but, for the avoidance of doubt, not excluding receivables facilities), and/or (B) any amendment, modification, restatement, termination or refinancing of any existing Indebtedness or any existing off-balance-sheet financing of the Corporation or its Subsidiaries;

(xi)                              approve, enter into, adopt, terminate, amend or modify any employee equity or pension plan, other than administrative amendments or modifications thereof or amendments or modifications thereof required by applicable law;

(xii)                           enter into any settlement or compromise of any actual or threatened litigation, arbitration, audit, mediation or regulatory, administrative or governmental investigation, inquiry or proceeding that (A) would result in a payment by the Corporation and/or its Subsidiaries in excess of $100,000,000, or (B) would impose a limitation upon the operations of, or other equitable remedy upon, Corporation or any of its Subsidiaries, in each case that would reasonably be expected to have a material adverse effect on the Corporation and its Subsidiaries, taken as a whole; or

(xiii)                        enter into any commercial agreement or capital investment not otherwise referred to in this Section 6.1 involving consideration payable, or committed to be paid, by the Corporation or any of its Subsidiaries to any Person (other than Corporation or any Wholly-Owned Subsidiaries) in excess of $100,000,000.

(b)                                 Neither the Corporation nor any of its Subsidiaries shall undertake any action or conduct that would have the effect of indirectly engaging the Corporation or any of its Subsidiaries in activities that the provisions of this Section 6.1 would otherwise prohibit.

(c)                                  For purposes of this Article VI, “Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person (1) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profits interest, in the case of a partnership, or (2)

otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.

(d)                                 Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VI.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1                                    Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The total number of directors constituting the entire Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be eleven (11), and thereafter the then-authorized number of directors (the “Entire Board of Directors”) shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the votes entitled to be cast by the directors then in office. During any period in which the holders of any series of Preferred Stock have the right to elect additional directors as required by law or fixed pursuant to the provisions of Article IV or any Certificate of Designation, then upon commencement and for the duration of the period during which such right continues (1) the then-otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (2) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series, the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

Section 7.2                                    Group I and Group II Directors. The Board of Directors, other than with respect to any directors who may be elected by the holders of any series of Preferred Stock, shall consist of the Group II directors (the “Group II Directors”) and, so long as any shares of Class B Common Stock are outstanding, the Group I directors (the “Group I Directors”), each as specified below.

(a)                                 Group I Directors. So long as any shares of Class B Common Stock are outstanding, the holders of shares of Class B Common Stock, voting as a separate class, shall be entitled to elect a number of Group I Directors equal to the minimum whole number of directors that would constitute at least 80% of the total number of directors of the Entire Board of Directors. The holders of shares of Class A Common Stock shall not be entitled to vote on the election of any Group I Director. The total number of directors constituting the Group I directors

(the “Group I Directorships”) shall, as of the date this Certificate of Incorporation becomes effective, be nine (9), and thereafter the then-authorized number of Group I Directorships shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the votes entitled to be cast by the directors then in office; provided, however, that any change to the number of Group I Directorships must be consistent with the first sentence of this Section 7.2(a).

(i)                                     Vacancies. Any newly-created directorship that results from an increase in the number of Group I Directors and any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause relating to a Group I Director shall be filled by the affirmative vote of a majority of the votes entitled to be cast by the remaining Group I Directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining Group I Director; provided, however, that if any such newly-created directorship or vacancy was caused by an action of the holders of shares of Class B Common Stock, such vacancy shall be filled by the holders of shares of Class B Common Stock, voting as a separate class; provided further, that at any time when the Dell Technologies Affiliates do not beneficially own in the aggregate shares of Class B Common Stock representing a majority of the votes entitled to be cast in the election of a Group I Director, any such newly-created directorship and any vacancy shall be filled only by the affirmative vote of a majority of the votes entitled to be cast by the remaining Group I Directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining Group I Director. Any director so appointed shall hold office for a term that shall coincide with the remaining term of such class to which such director shall have been appointed or until a successor to such newly-appointed director is duly elected and qualified.

(ii)                                  Removal. Any Group I Director may be removed at any time either with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class; provided, however, that at any time when the Dell Technologies Affiliates do not beneficially own in the aggregate shares of Class B Common Stock representing a majority of the votes entitled to be cast in the election of a Group I Director, no Group I Director may be removed except for cause by the affirmative vote of the holders of a majority of the outstanding shares of the Class B Common Stock, voting as a separate class. The shares of Class A Common Stock shall not be entitled to any votes with respect to the removal of a Group I Director.

(iii)                               Director Voting. Each Group I Director shall be entitled to cast one (1) vote on all matters to which the directors are entitled to vote; provided, however, that at any time or from time to time any Group I Directorship is vacant, one (1) (and only one (1)) of the existing Group I Directors, which Group I Director shall be designated in writing by Dell Technologies (such Group I Director, the “Supervoting Group I Director”), shall be entitled to cast, on all matters upon which a vote or consent of the Board of Directors is to be taken, a number of votes equal to one (1) plus the number of vacant Group I Directorships then existing. For the avoidance of doubt, to the extent all Group I Directorships are filled, the votes entitled to be cast by each director, including the Supervoting Group I Director and each other Group I Director, shall be one (1) vote. In no case shall the aggregate votes entitled to be cast by the Board of Directors or the sum of the number of the Group I Directorships and Group II Directorships exceed the number of directors constituting the Entire Board of Directors.

(b)                                 Group II Directors. The total number of authorized Group II Directors (the “Group II Directorships”) shall, as of the date this Certificate of Incorporation becomes effective, be two (2), and thereafter the then-authorized number of Group II Directorships shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the votes entitled to be cast by the directors then in office; provided, however, that any change to the number of Group II Directorships must be consistent, or accompanied simultaneously with a change that would be consistent, with the first sentence of Section 7.2(a), subject to Section 7.2(c); provided further that the number of Group II Directorships shall in no event be reduced below one (1). Notwithstanding the provisions of Section 4.2(b)(i), the holders of the Class A Common Stock and the Class B Common Stock shall each be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in each such holder’s name on the books of the Corporation in any election of a Group II Director and such holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in any such election.

(i)                                     Vacancies. Any newly-created Group II Directorship that results from an increase in the number of Group II Directors and any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause relating to a Group II Director shall be filled by the affirmative vote of a majority of the votes entitled to be cast by the remaining directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director; provided, however, that if any such newly-created directorship or vacancy was caused by an action of the stockholders, such vacancy shall be filled by the stockholders (with each share of Class A Common Stock and Class B Common Stock having one (1) vote and voting as a single class with respect to such matter, notwithstanding the provisions of Section 4.2(b)(i)); provided further, at any time when the Dell Technologies Affiliates do not beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the votes entitled to be cast in the election of a Group II Director, any such newly-created directorship and any vacancy shall be filled only by the affirmative vote of a majority of the votes entitled to be cast by the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so appointed shall hold office for a term that shall coincide with the remaining term of such class to which such director shall have been appointed pursuant to Section 7.3 or until a successor to such newly-appointed director is duly elected and qualified.

(ii)                                  Removal. Notwithstanding the provisions of Section 4.2(b)(i), any or all of the Group II Directors may be removed at any time either with or without cause by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes entitled to be cast to elect any such Group II Director (with each share of Class A Common Stock and Class B Common Stock having one (1) vote and voting as a single class with respect to such matter, notwithstanding the provisions of Section 4.2(b)(i)); provided, however, that at any time when the Dell Technologies Affiliates do not beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the votes entitled to be cast in the election of a

Group II Director, no Group II Director may be removed except for cause by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes entitled to be cast to elect any such Group II Director (with each share of Class A Common Stock and Class B Common Stock having one (1) vote and voting as a single class with respect to such matter, notwithstanding the provisions of Section 4.2(b)(i)).

(iii)                               Director Voting. Each Group II Director shall be entitled to cast one (1) vote on all matters to which the directors are entitled to vote.

(iv)                              Preferred Stock Directors. In the event that the rights of any series of Preferred Stock to elect directors would preclude the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, from electing at least one Group II Director, the Board of Directors shall increase the number of directors prior to the issuance of such Preferred Stock to the extent necessary to allow such holders of Common Stock to elect at least one (1) Group II Director in accordance with the provisions of this Article VII.

(c)                                  Sunset Provision. At any time that there are no shares of Class B Common Stock outstanding (whether through conversion to Class A Common Stock pursuant to Section 4.3 or otherwise), all Group I Directors shall be automatically designated as Group II Directors, the number of Group II Directorships shall automatically be increased by the number of former Group I Directorships to equal the number of directors on the Entire Board of Directors, and the provisions of Section 7.2(a) shall automatically terminate and cease to have any effect. In such event, the term of any former Group I Director shall not be affected or shortened and such Group I Director will continue in office as a Group II Director.

(d)                                 Miscellaneous. No decrease in the number of directors shall shorten the term of any incumbent director. To the extent that this Certificate of Incorporation provides that any director shall have more or less than one (1) vote on any matter, every reference in this Certificate of Incorporation or the Bylaws (1) to a majority or other proportion of directors, shall refer to a majority or other proportion of the votes of the directors, and (2) to a majority of votes entitled to be cast by the directors then in office, shall include all votes entitled to be cast by the Supervoting Group I Director. Notwithstanding the foregoing or anything to contrary in this Certificate of Incorporation, each director when serving on a committee or subcommittee of the Board of Directors shall be entitled to cast that number of votes in respect of the total votes on any matter coming before such committee or subcommittee as shall be specified pursuant to the Bylaws.

Section 7.3                                    Classified Board. The Board of Directors, other than those directors elected by the holders of any series of Preferred Stock, shall be divided into three (3) classes, designated Class I, Class II and Class III, with each class consisting, as nearly as may be practicable, of one-third of the total number of directors constituting the Entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided, however, that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting of stockholders following the date on which the Class A

Common Stock is first publicly traded (the “IPO Date”), directors initially designated as Class II directors shall serve for a term ending on the date of the second annual meeting of stockholders following the IPO Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting of stockholders following the IPO Date. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors and the respective number of Group I Directors and Group II Directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director. The Board of Directors is authorized to assign directors already in office to Class I, Class II or Class III.

Section 7.4                                    Directors Elected by Holders of Preferred Stock. Notwithstanding anything else contained herein, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such series of Preferred Stock, including pursuant to a Certificate of Designation, adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.4, and such directors so elected shall not be subject to the provisions of this Article VII unless otherwise provided therein.

Section 7.5                                    No Written Ballot. Elections of the members of the Board of Directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

STOCKHOLDER ACTION

Section 8.1                                    Written Consent. At any time when the Dell Technologies Affiliates beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. At any time when the Dell Technologies Affiliates do not beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by stockholders; provided, however, that (1) any approval required by Section 6.1 may be given by written consent and (2) any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or together with the holders of one or more other series of Preferred Stock, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock.

Section 8.2                                    Special Meetings. Except as otherwise required by law or fixed pursuant to Article IV or any Certificate of Designation relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (1) the Chairperson of the Board of Directors, (2) the Board of Directors or the Secretary of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the votes entitled to be cast by the directors then in office or (3) Dell Technologies, so long as the Dell Technologies Affiliates beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power. No business other than that stated in the Corporation’s notice of a special meeting of stockholders (or any supplement thereto) shall be transacted at such special meeting. No special meeting of stockholders called by Dell Technologies may be postponed, recessed, rescheduled or cancelled by the Corporation without the prior written consent of Dell Technologies.

ARTICLE IX

BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws.

Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, so long as the Dell Technologies Affiliates beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, the Bylaws may be amended, altered or repealed and new bylaws made by the stockholders, in addition to any other vote otherwise required by applicable law or this Certificate of Incorporation, by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the Total Voting Power. At any time when the Dell Technologies Affiliates do not beneficially own in the aggregate shares of capital stock of the Corporation representing a majority of the Total Voting Power, the Bylaws may be amended, altered or repealed and new bylaws made by the stockholders, in addition to any other vote otherwise required by applicable law or this Certificate of Incorporation, by the affirmative vote of the holders of shares of capital stock of the Corporation representing not less than 66 2/3% of the Total Voting Power.

ARTICLE X

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 10.1                             Exculpation. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 10.2                             Indemnity. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any individual (and the heirs, executors or administrators of such individual) (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees and expenses, judgments, fines, amounts to be paid in settlement and excise payments or penalties arising under the Employee Retirement Income Security Act of 1974 (“ERISA”)) reasonably incurred by such Covered Person in connection therewith, and such indemnification shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. The Corporation may, by the action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 10.3                             Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees and expenses) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise. The rights contained in this Section 10.3 shall inure to the benefit of a Covered Person’s heirs, executors and administrators. By action of the Board of Directors, the Corporation may advance expenses to employees and agents of the Corporation with the same scope and effect as the foregoing rights to advancement of expenses of directors and officers.

Section 10.4                             Non-Exclusivity. The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to individuals other than Covered Persons, to a greater extent or in a manner otherwise different than provided for in this Article X when and as authorized by appropriate corporate action.

Section 10.5                             Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the DGCL.

Section 10.6                             No Duplication. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person has been paid as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 10.7                             Severability. If this Article X or any portion hereof will be invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify each Covered Person entitled to indemnification under Section 10.2 hereof as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person and for which indemnification is available to such Covered Person pursuant to this Article X to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 10.8                             Preservation of Rights. Neither the amendment nor repeal of this Article X, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant to this Article X existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE XI

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

BUSINESS COMBINATIONS

The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as the Dell Technologies Affiliates cease to beneficially own in the aggregate shares of capital stock of the Corporation representing at least 10% of the Total Voting Power, whereupon the Corporation shall, immediately and automatically, without further action on the part of the Corporation or any holder of capital stock of the Corporation, become governed by Section 203 of the DGCL, except that any Person who acquires capital stock of the Corporation in a transfer from a Dell Technologies Affiliate (i) for which such Dell Technologies Affiliate designates such Person as a transferee of such Dell Technologies Affiliate in writing, and (ii) immediately before which transfer the Dell Technologies Affiliates beneficially own in the aggregate shares of capital stock of the Corporation representing at least 10% of the Total Voting Power and immediately after which transfer the Dell Technologies Affiliates cease to beneficially own in the aggregate shares of capital stock of the Corporation representing at least 10% of the Total Voting Power, shall be deemed to not be an “interested stockholder,” as such term is defined in Section 203 of the DGCL, as a result of such transfer and such transfer shall be deemed to have been approved by the Board of Directors without such Person becoming an interested stockholder.

ARTICLE XIII

CERTAIN DEFINITIONS

As used in this Certificate of Incorporation, the following terms have the following meanings:

(a)                                 “Affiliate” of any Person means any entity that controls, is controlled by, or is under common control with such Person. “Affiliated” shall have a correlative meaning.

(b)                                 “beneficial owner” and “beneficial ownership” (including the term “beneficially own”) have the meanings ascribed to such terms in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(c)                                  “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(d)                                 “Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the regulations promulgated thereunder.

(e)                                  “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a legal entity, whether through the ownership of voting interests, by contract, or otherwise.

(f)                                   “corporate opportunity” includes, but not be limited to, (1) business opportunities that (i) the Corporation or any Corporation Affiliate is financially able, contractually permitted and legally able to undertake, (ii) are, from their nature, in the line of the business of the Corporation or any Corporation Affiliate and (iii) are of practical advantage to the Corporation or any Corporation Affiliate and (2) business opportunities in which the Corporation or any Corporation Affiliate, but for the provisions of Article V, would have an interest or a reasonable expectancy.

(g)                                  “Corporation Affiliate” means (1) the Corporation or any of its Subsidiaries, (2) any legal entity of which the Corporation is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests or (3) any other legal entity that (directly or indirectly) is controlled by the Corporation.

(h)                                 “Corporation Official” means each natural person who is a director or an officer (or both) of the Corporation or one or more Corporation Affiliates.

(i)                                     “Dell Technologies” means Dell Technologies Inc., a Delaware corporation, any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets and any Person of which Dell Technologies Inc. becomes a Subsidiary.

(j)                                    “Dell Technologies Affiliate” means, other than the Corporation or any other Corporation Affiliate,

(i)                                     any Dell Technologies Entity;

(ii)                                  any legal entity of which Dell Technologies is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests;

(iii)                               any other legal entity that (directly or indirectly) is controlled by Dell Technologies, controls Dell Technologies or is under common control with Dell Technologies; and

(iv)                              any of (A) MD, (B) any legal entity of which MD is the beneficial owner of voting interests representing 20% or more in voting power of the outstanding voting interests, (C) any other legal entity that (directly or indirectly) is controlled by MD, (D) the Dell Trust, (E) any MSD Fund and (F) any Permitted Transferee of any person referred to in sub-clause (A), (D) or (E) of this clause (iv).

(k)                                 “Dell Technologies Entity” means any one or more of Dell Technologies and its Subsidiaries (other than the Corporation and the Corporation’s Subsidiaries).

(l)                                     “Dell Technologies Group” means the affiliated group (within the meaning of Section 1504(a) of the Code), or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Dell Technologies is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Pivotal Group.

(m)                             “Dell Trust” means the Susan Lieberman Dell Separate Property Trust.

(n)                                 “Distribution” means a distribution by Dell Technologies of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of a Person that is a successor to the Corporation to stockholders or security holders of Dell Technologies in connection with a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Code (or any corresponding provisions of any successor statute).

(o)                                 “EMC” means EMC Corporation, a Massachusetts corporation, any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets and any person of which EMC Corporation becomes a Subsidiary.

(p)                                 “Ford Preferred Investor” means Ford Motor Company, a Delaware corporation.

(q)                                 “GE” means General Electric Company, a New York corporation.

(r)                                    “GE Preferred Investors” means, collectively, GE and GE International Holdings B.V., a Dutch B.V.

(s)                                   “Immediate Family Members” means, with respect to any natural person (including MD), (1) such natural person’s spouse, children (whether natural or adopted as minors), grandchildren or more remote descendants, siblings, spouse’s siblings and (2) the lineal descendants of each of the persons described in the immediately preceding clause (1).

(t)                                    “Indebtedness” means, with respect to any Person, (1)(i) any liability of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) any liability of such Person under any agreement related to the fixing of interest rates on any Indebtedness and (iii) any capitalized lease obligations of such Person (if and to the extent the same would appear on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles), and (2) any guarantee by such Person of any liability or obligation referred to in the immediately preceding clause (1).

(u)                                 “MD” means Michael S. Dell.

(v)                                 “MD Charitable Entity” means the Michael & Susan Dell Foundation and any other private foundation or supporting organization (as defined in Section 509(a) of the Code) established and principally funded directly or indirectly by MD and/or his spouse.

(w)                               “MD Stockholders” means MD and the Dell Trust.

(x)                                 “MSD Funds” means (1) MSDC Denali Investors, L.P., a Delaware limited partnership, and (2) MSDC Denali EIV, LLC, a Delaware limited liability company.

(y)                                 “Organizational Documents” means, with respect to (1) the Corporation, this Certificate of Incorporation, the Bylaws and any Certificates of Designation and (2) with respect to any other Person, the articles and/or memorandum of association, certificate of incorporation, certificate of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, certificate of formation, certificate of limited partnership and/or other organizational or governing documents of such Person.

(z)                                  “Permitted Transferee” means:

(i)                                     In the case of the MD Stockholders:

(1)                                 MD, the Dell Trust or any Immediate Family Member of MD;

(2)                                 any MD Charitable Entity;

(3)                                 one or more trusts whose current beneficiaries are, and will remain for so long as such trust holds securities of the Corporation, any of (or any combination of) MD, one or more Immediate Family Members of MD or MD Charitable Entities;

(4)                                 any corporation, limited liability company, partnership or other legal entity wholly owned by any one or more natural persons or legal entities described in clause (i)(1), (i)(2) or (i)(3) of this definition of “Permitted Transferee”; and

(5)                                 from and after MD’s death, any recipient under MD’s will, any revocable trust established by MD that becomes irrevocable upon MD’s death, or by the laws of descent and distribution; or

(ii)                                  In the case of any of the MSD Funds:

(1)                                 any of its controlled Affiliates (other than portfolio companies); or

(2)                                 an Affiliated private equity fund of an MSD Fund that remains such an Affiliate or Affiliated private equity fund of such MSD Fund.

(aa)                          “Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, including governmental authorities; each reference to a “record holder” or “record owner” of shares, if a natural person, shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.

(bb)                          “Pivotal Group” means the affiliated group (within the meaning of Section 1504(a) of the Code), or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which the Corporation will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

(cc)                            “Pledge” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in, attaching or applicable to, affecting or otherwise in respect of any share of Class B Common Stock, whether or not filed, recorded or otherwise perfected under applicable law, created, incurred or existing pursuant to any bona fide loan or indebtedness transaction or other bona fide obligation.

(dd)                          “Sale Transaction” means (1) any merger, consolidation, business combination or amalgamation of the Corporation or any of its Subsidiaries with or into any Person, or (2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s and its Subsidiaries’ assets (determined on a consolidated basis based on value) (including by means of merger, consolidation, other business combination, exclusive license, share exchange or other reorganization); provided, however, that in each case, any transaction solely between and among the Corporation and/or its Wholly-Owned Subsidiaries shall not be considered a Sale Transaction hereunder.

(ee)                            “Silver Lake” means Silver Lake Group, L.L.C., a Delaware limited liability company, and any of its successors.

(ff)                              “Silver Lake Affiliates” means Silver Lake and any legal entity or natural person that (directly or indirectly) is controlled by Silver Lake, controls Silver Lake or is under common control with Silver Lake, and shall include any principal, member, director, partner, stockholder, officer, employee or representative of any of the foregoing (including any such natural person who serves as a director of the Corporation or any Corporation Affiliate), but excluding in any event the Corporation or any Corporation Affiliate.

(gg)                            “Specified Entities” means each of the Dell Technologies Affiliates, the Silver Lake Affiliates, the VMware Entities, the Ford Preferred Investor and the GE Preferred Investors.

(hh)                          “Specified Entity Official” means each natural person who is a director or an officer (or both) of one or more Specified Entities.

(ii)                                  “Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or business trust, whether voting or non-voting.

(jj)                                “Stock Equivalents” means all securities convertible into or exchangeable or exercisable for Stock (including convertible debt) and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable, and all voting debt. For the avoidance of doubt, all Equity Awards shall be deemed to be Stock Equivalents for the purposes of this Certificate of Incorporation.

(kk)                          “Subsidiary” means, for all purposes of this Certificate of Incorporation other than Article VI, as to any Person, a corporation, partnership, limited liability company, joint venture, association or other legal entity (1) in which such Person beneficially owns voting interests representing 50% or more in voting power of the outstanding voting interests or (2) if no governing body exists at such legal entity, in which such Person beneficially owns capital stock, partnership interests, limited liability company interests or other ownership interests representing 50% or more in voting power of such ownership interests, with such Person being deemed to have beneficial ownership of 50% or more in voting power of such voting interests or ownership interests of a partnership or limited liability company if such Person or a Subsidiary of such

Person (or a combination thereof) shall be, or shall control (directly or indirectly), the sole general partner or the managing general partner of such partnership or the managing member of such limited liability company.

(ll)                                  “Total Voting Power” means the aggregate voting power of the issued and outstanding capital stock of the Corporation, voting together as a single class, with, for the purposes of this definition, each issued and outstanding share of Class A Common Stock having one (1) vote, each issued and outstanding share of Class B Common Stock having ten (10) votes and each issued and outstanding share of Preferred Stock having such number of votes which such share of Preferred Stock would have on matters on which holders of the Preferred Stock vote together with holders of the Common Stock.

(mm)                  “Transfer” means any direct or indirect sale, transfer or other disposition of a share of Class B Common Stock; provided, however, notwithstanding the foregoing, “Transfer” shall not mean any Pledge of a share of Class B Common Stock for so long as the owner of such share of Class B Common Stock continues to exercise voting control over such share of Class B Common Stock (with a power of attorney and/or proxy given by such owner to another Person in connection with any such Pledge to exercise voting control effective upon the occurrence of certain events not constituting voting control by such other Person for these purposes until such events occur and such power of attorney and/or proxy is effective); provided further that a foreclosure on such share of Class B Common Stock or other similar action by the pledgee under such Pledge which results in the acquisition by the pledgee or any other assignee thereof (other than a Dell Technologies Entity) of voting control over such share of Class B Common Stock shall constitute a “Transfer.” “Transferred” and “Transferee” shall have correlative meanings.

(nn)                          “VMware” means VMware, Inc., a Delaware corporation, any of its successors by way of merger, consolidation or share exchange, any acquiror of all or substantially all of its assets and any person of which VMware, Inc. becomes a Subsidiary, but shall not include the Corporation or EMC or any of their respective Subsidiaries (other than VMware, Inc.).

(oo)                          “VMware Entities” means any one or more of VMware and its Subsidiaries but shall not include the Corporation or any of its Subsidiaries.

(pp)                          “voting interests” means, with respect to any legal entity, capital stock, partnership interests, limited liability company interests or other ownership interests entitled generally to vote on the election of directors, managers or other voting members of the governing body of such legal entity.

(qq)                          “Wholly-Owned Subsidiary” means each Subsidiary in which the Corporation owns (directly or indirectly) all of the outstanding voting Stock, voting power, partnership interests or similar ownership interests, except for director’s qualifying shares in nominal amount.

ARTICLE XIV

AMENDMENTS TO CERTIFICATE OF INCORPORATION

Except as otherwise provided in this Certificate of Incorporation, including Section 4.2(b)(ii), the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the DGCL, and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, at any such time that the Dell Technologies Affiliates cease to beneficially own in the aggregate shares of the capital stock of the Corporation representing a majority of the Total Voting Power, the provisions set forth in Section 4.2(b) (Voting Rights), Article V (Related Activities and Corporate Opportunities), Article VI (Consent of Holders of Class B Common Stock), Article VII (Board of Directors), Article VIII (Stockholder Action), Article IX (Bylaws), Article X (Limitations on Liability and Indemnification), Article XI (Exclusive Forum), Article XII (Business Combinations), this Article XIV and any definitions related to any of the foregoing in Article XIII (Certain Definitions) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of any of such provisions, unless, in addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation, such action is approved by the affirmative vote of the holders of shares of capital stock of the Corporation representing not less than 66 2/3% of the Total Voting Power.

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation this       th day of                             .

PIVOTAL SOFTWARE, INC.

By:
Name: Andrew M. Cohen
Title: Senior Vice President and General Counsel

[Signature page to Certificate of Incorporation]